Exhibit 23.1

Consent of Ernst & Young LLP Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 3,000,000 shares of common stock under the 2003 Stock Option Plan of CardioTech International, Inc. of our report dated June 4, 2004 (except for Note R, as to which the date is June 21, 2004), with respect to the consolidated financial statements of CardioTech International, Inc., included in this Annual Report (Form 10-KSB) of CardioTech International, Inc. for the year ended March 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 16, 2004